Exhibit 99.1

For Immediate Release

Media Contacts:
Tim Bixby LivePerson, Inc. (212) 609-4200 bixby@liveperson.com	Budd Zuckerman Genesis Select Corp. (303) 415-0200 budd@genesisselect.com

LivePerson Fourth Quarter Revenue Increases 32%
From Prior Year

Annual Revenue Growth Tops 45%

NEW YORK, NY - February 3, 2005 - LivePerson, Inc. (NasdaqSC: LPSN), a leading provider of software solutions for online communications including sales, marketing and customer service, today announced financial results for the fourth quarter and fiscal year ended December 31, 2004.

Revenue for the fourth quarter was $4.6 million, a 32% increase from the fourth quarter of 2003, and a 6% sequential increase versus the third quarter of 2004. Revenue for the full year 2004 was $17.4 million, a 45% increase from $12.0 million in the prior year. Revenue growth was due primarily to existing client growth, the addition of new clients and to a lesser extent, the Island Data acquisition effective January 1, 2004.

“We are pleased with the improved revenue growth we experienced in the fourth quarter,” CEO Robert LoCascio stated. “A strong finish to the year enabled us to deliver annual revenue growth of more than 45% for the second consecutive year.”

Net income for the fourth quarter of 2004 was $0.4 million or $0.01 per share, as compared to net income of $0.4 million or $0.01 per share in the third quarter of 2004, and net income of $0.3 million, or $0.01 per share in the fourth quarter of 2003. Net income for the year was $2.2 million or $0.06 per share, as compared to a net loss of $(0.8) million, or $(0.02) per share, in the prior year. The prior full year results include the impact of a $1.0 million restructuring expense.

Earnings before interest, taxes, depreciation, amortization and non-cash compensation (EBITDA) for the fourth quarter of 2004 was $0.7 million as compared to $0.7 million in the third quarter of 2004 and $0.7 million in the fourth quarter of 2003. EBITDA for the year was $3.4 million as compared to $0.8 million in the prior year. The prior full year results include the impact of the $1.0 million restructuring expense.

A reconciliation of the differences between EBITDA and the most comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) is located under the heading “Reconciliation of Non-GAAP Financial Information to GAAP” immediately following the Condensed Consolidated Statements of Operations included in this press release.

LivePerson considers EBITDA and cash from operations to be important financial indicators of the Company's operational strength and the performance of its business. EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table below.

Financial Expectations
The Company currently expects the following financial results:
•	Sequential quarterly revenue growth of 6%, to $4.9 million for Q1 2005
•	Revenue of $22.0 million for the full year 2005
•	EBITDA of $0.01 per share and GAAP EPS of $0.00 in Q1 2005
•	EBITDA of $0.11 per share and GAAP EPS of $0.05 for the full year 2005

The difference between EBITDA per share, a non-GAAP measure, and GAAP EPS, is interest, taxes, depreciation, amortization and non-cash compensation. The Company expects an effective tax rate of approximately 40% for 2005.

Ongoing Audit of Financial Results and Internal Controls
The Company is undergoing an audit of its financial results for the year 2004, and an audit of its internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. These audit procedures are not yet complete as of the date of this press release. There can be no assurance that our financial results as disclosed in this press release will not change following the completion of the audits or that our internal controls will be found to be effective.

LivePerson, Inc.
Condensed Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Total revenue	$4,637	$3,526	$17,433	$12,023

Operating expenses:
Cost of revenue	783	520	2,899	2,028
Product development	530	471	2,000	1,641
Sales and marketing	1,433	1,062	5,154	3,555
General and administrative	1,333	954	4,464	3,610
Amortization of other intangibles	204	254	767	1,014
Restructuring charge	-	-	-	1,024
Total operating expenses	4,283	3,261	15,284	12,872

Income (loss) from operations	354	265	2,149	(849)

Other income, net	36	13	77	33

Income (loss) before provision for income taxes	390	278	2,226	(816)

Provision for income taxes	-	-	58	-

Net income (loss)	$390	$278	$2,168	$(816)

Basic net income (loss) per share	$0.01	$0.01	$0.06	$(0.02)

Diluted net income (loss) per share	$0.01	$0.01	$0.06	$(0.02)

Weighted average shares outstanding used in basic net
income (loss) per share calculation	37,370,093	36,133,570	37,263,378	34,854,802

Weighted average shares outstanding used in diluted net
income (loss) per share calculation	37,370,093	37,628,148	37,317,179	34,854,802

LivePerson, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP
(In Thousands, Except Share and Per Share Data)
(Unaudited)

Unaudited Supplemental Data

The following information is not a financial measure under generally accepted accounting principles (GAAP). In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with GAAP, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as one measure of our operations. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our results with our results from other reporting periods and with the results of other companies.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net income (loss) in accordance with generally
accepted accounting principles	$390	$278	$2,168	$(816)
Add/(less):
(a) Amortization of other intangibles	204	254	767	1,014
(b) Non-cash compensation	59	151	246	343
(c) Depreciation	57	42	229	321
(d) Provision for income taxes	-	-	58	-
(e) Interest income, net	(36)	(13)	(77)	(41)
EBITDA (1)	$674	$712	$3,391	$821
Fully diluted EBITDA per share	$0.02	$0.02	$0.09	$0.02

Weighted average shares used in EBITDA per share calculation
Fully diluted (2)	37,370,093	37,628,148	37,317,179	35,399,314

EBITDA	$674	$712	$3,391	$821
Add/(less):
Changes in operating assets and liabilities	(414)	(533)	(1,337)	237
Provision for doubtful accounts	15	-	30	15
Provision for income taxes	-	-	(58)	-
Interest income, net	36	13	77	41
Net cash provided by operating activities	$311	$192	$2,103	$1,114

(1) Earnings before interest, taxes, depreciation and amortization.

(2) The weighted average shares assumed to be outstanding under the EBITDA per share calculation is greater for certain periods as compared to the weighted average shares assumed to be outstanding in accordance with GAAP. This occurs when both a GAAP net loss and positive EBITDA per share exist in a given period.

LivePerson, Inc.
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)
(Unaudited)

	December 31, 2004	December 31, 2003

ASSETS

Current assets:
Cash and cash equivalents	$12,425	$10,898
Accounts receivable, net	1,609	1,239
Prepaid expenses and other current assets	485	318
Total current assets	14,519	12,455

Property and equipment, net	407	341
Other intangibles, net	1,746	361
Security deposits	166	129
Other assets	338	251
Total assets	$17,176	$13,537

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$280	$116
Accrued expenses	1,679	2,577
Deferred revenue	1,257	1,276
Total current liabilities	3,216	3,969

Other liabilities	338	232

Commitments and contingencies

Total stockholders' equity	13,622	9,336
Total liabilities and stockholders' equity	$17,176	$13,537

About LivePerson
LivePerson is a leading provider of software solutions for online communications including sales, marketing and customer service. LivePerson’s Timpani platform enables online businesses to identify and engage the right customer with the right communication channel at the right time, thereby enhancing the online experience. Chat, marketing and selling tools, a self-service knowledgebase and email management are combined with industry-leading channel matching technology, rules-based intelligence, routing and reporting, to offer clients the opportunity to increase sales, lower customer service costs and enhance the customer experience. Many among the company’s roster of more than 3,000 customers, including EarthLink, Microsoft, Hewlett Packard, Qwest, Verizon and AT&T, have reported significant savings, increased sales and high customer satisfaction using LivePerson's technologies. LivePerson is headquartered in New York City.

EBITDA Financial Disclosure
Investors are cautioned that the EBITDA, or earnings before interest, taxes, depreciation, amortization and non-cash compensation, information contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as one measure of our operations. We caution investors that non-GAAP financial information such as EBITDA, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Forward Looking Statements
Statements in this press release regarding LivePerson that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is routine for our internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we are under no obligation to inform you if they do. Our company policy is generally to provide our expectations only once per quarter, and not to update that information until the next quarter. Actual events or results may differ materially from those contained in the projections or forward-looking statements. The following factors, among others, could cause our actual results to differ materially from those described in a forward-looking statement: our history of losses; potential fluctuations in our quarterly and annual results; responding to rapid technological change and changing client preferences; competition in the real-time sales, marketing and customer service solutions market; continued use by our clients of the LivePerson services and their purchase of additional services; technology systems beyond our control and technology-related defects that could disrupt the LivePerson services; risks related to adverse business conditions experienced by our clients; our dependence on key employees; competition for qualified personnel; the possible unavailability of financing as and if needed; risks related to the operational integration of acquisitions; risks related to our international operations, particularly our operations in Israel, and the current civil and political unrest in that region; risks related to protecting our intellectual property rights or potential infringement of the intellectual property rights of third parties; our dependence on the continued use of the Internet as a medium for commerce and the viability of the infrastructure of the Internet; and risks related to the regulation or possible misappropriation of personal information. This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by us with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.